EXHIBIT 4.13
Execution Copy
WARRANT
TO PURCHASE COMMON STOCK OF
PURE EARTH, INC.

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-ii-

THIS WARRANT AND THE SHARES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. THIS WARRANT HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO DISTRIBUTION, AND THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.
THIS WARRANT AND ANY SHARES ACQUIRED UPON THE EXERCISE HEREOF ARE SUBJECT TO TRANSFER RESTRICTIONS AND OTHER PROVISIONS CONTAINED IN A SECURITYHOLDERS AGREEMENT BETWEEN THE COMPANY AND CERTAIN SECURITYHOLDERS OF THE COMPANY. A COPY OF SUCH AGREEMENT SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER OF THIS WARRANT AND WARRANT SHARES WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.
WARRANT
TO PURCHASE COMMON STOCK OF
PURE EARTH, INC.

March 4, 2008	Warrant No. W-1
THIS IS TO CERTIFY THAT, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Fidus Mezzanine Capital, L.P., a Delaware limited partnership (the “Investor”), and its registered transferees, successors and assigns, is entitled to purchase from Pure Earth, Inc., a Delaware corporation (the “Company”), as a whole at any time or in part from time to time, at the Exercise Price Per Share (as hereinafter defined), subject to adjustment as provided herein, the number of fully paid and nonassessable shares of Common Stock of the Company set forth in the immediately succeeding sentence (as such number is adjusted as provided herein), all on the terms and conditions and pursuant to the provisions hereof. The shares of Common Stock into which this Warrant is exercisable (subject to adjustment hereunder, the “Warrant Number”) shall be 4.2% of the sum of (i) the number of shares of Outstanding Common Stock determined on a fully diluted basis as of the Original Issue Date, assuming the exercise, conversion or exchange of all Common Stock Equivalents outstanding on such date (including without limitation the Warrants, but excluding shares of Common Stock issuable (but not issued) as of the Original Issue Date (a) in connection with commitments (such as earn outs and other contingent purchase price obligations) to issue Common Stock or Common Stock Equivalents to which the Company is party or subject as of the Original Issue Date and (b) upon conversion of the Existing Preferred Stock) and (ii) the number of shares of Common Stock issued and outstanding as of the time of exercise of this Warrant as a result of (a) commitments (such as earn outs and other contingent purchase price obligations) to issue Common Stock or Common Stock Equivalents to which the Company is party or subject as of the Original Issue Date and (b) any conversion of the Existing Preferred Stock. Capitalized terms used in this paragraph without definition have the meanings given to such terms in Appendix I.
ARTICLE I
DEFINITIONS
For purposes of this Warrant, except as the context may otherwise require and in addition to other capitalized terms defined elsewhere herein, the following terms shall have the meanings set forth in Appendix I.
ARTICLE II
EXERCISE OF WARRANT
2.1 Conditions of Exercise.
On any Business Day from and after the fourth anniversary of the Original Issue Date, this Warrant may be exercised in accordance with Section 2.3(a), for all (but not less than all of) the Warrant Shares for which this Warrant is then exercisable; provided, however, that this Warrant may be exercised at any time (i) coinciding with or following the occurrence of a Liquidation Event or (ii) to consummate any sales of Warrant Shares by the Holder in accordance with and as permitted by the Securityholders Agreement; provided, further, however, that less than all of this Warrant may be exercised to permit the payment of the exercise price of this Warrant with such unexercised portion of the Warrant as permitted hereby and to consummate any sales of the Warrant Shares in accordance with and as permitted by the Securityholders Agreement.
2.2 Exercise Price Per Share.
(a) Subject to Section 2.2(b), at any time the Holder exercises this Warrant pursuant to Section 2.1, the purchase price for each share of Common Stock (the “Exercise Price Per Share”) shall be equal to $0.001 per share.

(b) To the extent that this Warrant is exercised after the third anniversary of the Original Issue Date, but only so long as none of the shares of the Preferred Stock issued on or about the Original Issue Date have been redeemed or purchased by the Company or any of its Subsidiaries on or prior to the third anniversary of the Original Issue Date, the Exercise Price Per Share shall be determined based on the Fair Market Value Per Share in accordance with the following table:

Fair Market Value Per Share	Exercise Price Per Share

Up to $9.00	$0.001
$9.01 to $10.50	$0.50
$10.51 to $13.50	$1.50
$13.51 to $16.50	$3.00
$16.51 to $20.00	$4.50
Over $20.00	$6.00
2.3 Manner of Exercise; Payment.
(a) Exercise of this Warrant, in whole or in part, shall be effective as of the date the Holder delivers to the Company at its principal office (i) a duly executed written notice in the form of Exhibit A (an “Exercise Notice”), (ii) payment of the Exercise Price in the manner provided in Section 2.3(d), and (iii) this Warrant; and as of such date, a stock certificate or certificates shall be deemed to have been issued and the Holder, or any other Person so designated by the Holder in the Exercise Notice to be named therein, shall be deemed to have become a holder of record, for all purposes, of such number of Warrant Shares set forth in the Exercise Notice. The Company shall, as promptly as practicable after receipt thereof and in any event within five Business Days thereafter, execute and deliver or cause to be executed and delivered to the Holder such certificate or certificates representing the aggregate number of Warrant Shares specified in such Exercise Notice, together with any cash in lieu of the issuance of fractional shares, as provided in Section 2.5. The stock certificate or certificates so delivered shall, to the extent possible, be in such denomination or denominations as the Holder shall have requested in the Exercise Notice and shall be registered in the name of the Holder or in such other name or names as shall have been designated in the Exercise Notice.
(b) If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing the Warrant Shares being issued, execute and deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical to this Warrant, or, at the request of the Holder, appropriate notation may be made on this Warrant and the same returned to the Holder. If this Warrant shall have been exercised in part, the Warrant Number covered by each partial exercise shall be calculated at the time of each such exercise, with any changes in the capitalization of the Company after each such exercise being reflected in the next subsequent exercise with respect to the portion of the original Warrant being exercised.
(c) If this Warrant shall have been exercised in full, the Company shall cancel and dispose of this Warrant. Notwithstanding any provision herein to the contrary, the delivery to the Company of this Warrant and the Exercise Notice as provided in this Section 2.3(a) shall confer upon the Holder immediate voting rights in respect of the Warrant Shares acquired in connection therewith.

(d) Payment of the Exercise Price shall be made, at the option of the Holder, in accordance with any of the following (or any combination thereof): (i) by the surrender of a portion of this Warrant other than that portion then being exercised, or (ii) by the surrender of other securities of the Company then held by the Holder, including shares of Preferred Stock. For purposes of making payment of the Exercise Price, as of the date of such payment, (x) the portion of the Warrant being surrendered shall be deemed to have a value equal to the product of Fair Market Value Per Share multiplied by the number of shares of Common Stock underlying such portion of the Warrant, less the Exercise Price for such portion of the Warrant, (y) any Preferred Stock being surrendered shall have a value equal to the Liquidation Value (as defined in the Investment Agreement), and (z) any other securities being surrendered shall have a value reasonably agreed upon by the Company and the Holder as of such date; provided; however, that if a security is publicly traded, its value for such purposes shall be deemed to be its Market Price. If the Holder surrenders shares of Preferred Stock having a deemed value in excess of the Exercise Price then payable by such Holder (such excess being referred to as the “Excess Amount”), after such price is reduced by the amount, if any, paid by the surrender of any remaining Warrants or other securities of the Company, such Preferred Stock shall be applied to the payment of the Exercise Price that remains to be paid, and the Company shall issue to the Holder a new Preferred Stock certificate bearing identical terms to the surrendered Preferred Stock certificate, except that the value of the number of shares (including fractional shares) evidenced by such new Preferred Stock Certificate shall be equal to the Excess Amount, and the Company shall pay to the Holder an amount equal to the sum of all dividends with respect to the surrendered portion of such Preferred Stock, accrued and unpaid as of the date of payment of the Exercise Price, on the next regularly scheduled dividend payment date. If the Holder pays and surrenders any combination of Preferred Stock, Warrants and other securities of the Company for payment of the Exercise Price, the Holder shall specify the respective number of Warrant Shares to be purchased with each form of consideration, and the foregoing provisions shall be applied to each form of consideration with the same effect as if this Warrant were being separately exercised with respect to each form of consideration. If this Warrant shall have been used in part to pay the Exercise Price, the Company shall at the time of the issuance of the Warrant Shares execute and deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares, which new Warrant shall in all other respects be identical to this Warrant, or, at the request of the Holder, appropriate notation may be made on this Warrant and the same returned to the Holder.
2.4 Payment of Expenses and Taxes. The Company shall pay all expenses in connection with, and all issuance, stamp, transfer and other similar taxes and fees that may be imposed by any governmental entity with respect to the issue, delivery and transfer of the Warrant Shares and any certificates therefor; provided, however, that the Company shall not be required to pay any taxes or charges (i) measured by the income of any person or entity other than the Company or (ii) imposed in connection with any transfer involved in the issue of any certificate for shares of Common Stock in any name other than that of the registered holder of the Warrant surrendered in connection with the purchase of such shares.

2.5 Fractional Shares.
The Company shall not be required upon any exercise of this Warrant to issue a certificate representing any fraction of a Warrant Share. If any fraction of a share would, but for this Section, be issuable upon final exercise of this Warrant (and after aggregating all Warrants presented for exercise by the same Holder), in lieu of such fractional share, the Company shall purchase from the Holder any fractional shares created as a result of such final exercise by cash payment to the Holder in an amount equal to the same fraction of its Fair Market Value Per Share as of the date of exercise.
2.6 Valid Issuance.
All Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be validly issued, fully paid and nonassessable, shall be issued without violation of any preemptive or similar rights of any third parties, and shall be free and clear of any and all liens, encumbrances, claims and restrictions whatsoever, other than restrictions on transfer pursuant to applicable federal and state securities laws.
2.7 Legends on Warrant Shares.
Each certificate for the Warrant Shares issued upon exercise of this Warrant and each certificate issued to any subsequent transferee, unless at the time of exercise such Warrant Shares are registered under the Securities Act or the applicable holding period and other conditions permitting transfer without such legend under Rule 144 under the Securities Act have been met, shall bear a legend substantially in the following form (and any additional legend or legends required by any securities exchange or market upon which shares of Common Stock may, at the time of such exercise, be listed) on the face thereof:
“The shares represented by this certificate have not been registered under the Securities Act of 1933 or qualified under the securities laws of any state. Such shares have been acquired for investment purposes and not with a view to distribution and may not be sold or offered for sale in the absence of an effective registration statement under the Securities Act of 1933 and registration or qualification under applicable state securities laws or an opinion of counsel reasonably satisfactory to the Company that such registration and qualification are not required under applicable federal and state securities laws.”

ARTICLE III
TRANSFER, DIVISION AND COMBINATION
3.1 Transfer.
(a) In addition to the Holder’s rights hereunder, each Holder shall have the rights applicable to it in the Securityholders Agreement. Any transfer not in accordance with this Section 3.1 shall be null and void and have no effect.
(b) Any transfer of this Warrant shall be registered on the books of the Company maintained for such purpose, upon surrender of this Warrant at the principal office of the Company together with a written assignment of this Warrant in the form of Exhibit B duly executed by the Holder or the Holder’s duly authorized agent or attorney. Upon such surrender and delivery and any required payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the Holder a new Warrant evidencing the portion of this Warrant not so assigned, if any, and this Warrant shall promptly be cancelled. Until due presentment for registration of transfer on such books, the Company may treat the registered Holder hereof as the owner for all purposes, and the Company shall not be affected by notice to the contrary.
(c) Notwithstanding anything to the contrary contained herein or in the Securityholders Agreement, subject to the Investor’s certification to the Company in each instance that any such proposed transfer is in compliance with the Securities Act, applicable state securities law and the respective rules and regulations under each such law, the Holder shall be permitted to (i) transfer this Warrant (or any portion thereof) and any Warrant Shares without restriction to any Person, provided that with respect to transfers to any Person other than Affiliates of the Holder, such transfer shall be conditioned upon and subject to the consent of the Company (which consent shall not be unreasonably withheld) other than upon and during the continuance of any Event of Noncompliance and (ii) transfer a pro rata portion, based on the aggregate number of shares of Preferred Stock originally issued, of this Warrant and any Warrant Shares in connection with a transfer of any shares of Preferred Stock; provided, however, that no transfers of the Warrant or any Warrant Shares shall be made to a direct competitor of the Company; provided, further, however, that neither the consent of the Company required by clause (i) above nor the prohibition on transfers to direct competitors of the Company set forth in the immediately preceding proviso shall apply to sales of the Warrant Shares on an open public market.
3.2 Division or Combination of Warrants.
Subject to compliance with the other provisions of this Article III, this Warrant may be divided or combined with other Warrants upon presentation hereof at the principal office of the Company, together with a written notice specifying the denominations in which new Warrants are to be issued, signed by the Holder or its duly authorized agent or attorney. Upon any such proper division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.
3.3 Effect of Transfer or Exchange.
All Warrants issued upon any registration of transfer or exchange of this Warrant shall be the valid, binding and enforceable obligations of the Company.

3.4 Expenses.
The Company shall prepare, issue and deliver at its own expense any new Warrant or Warrants required to be issued hereunder.
3.5 Maintenance of Books.
The Company agrees to maintain at its principal office books for the registration and transfer of the Warrants.
ARTICLE IV
ANTI-DILUTION PROVISIONS; ADJUSTMENT IN
WARRANT NUMBER AND EXERCISE PRICE; ADDITIONAL
WARRANTS FOR BREACH OF REPRESENTATION AND WARRANTY
The Exercise Price and the Warrant Number shall be subject to adjustment from time to time as provided in this Article IV.
4.1 Dividends, Subdivisions and Combinations. If the Company, at any time and from time to time, (i) declares or distributes, a dividend payable in, or other distribution of, additional shares of Common Stock or Common Stock Equivalents, (ii) splits or subdivides its outstanding shares of Common Stock into a greater number of shares of Common Stock or Common Stock Equivalents, or (iii) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock or Common Stock Equivalents, then, in each such case, the Warrant Number shall be adjusted to equal the product of the Warrant Number in effect immediately prior to the adjustment multiplied by a fraction the numerator of which is equal to the number of shares of Common Stock outstanding immediately after such adjustment and the denominator of which is equal to the number of shares of Common Stock outstanding immediately prior to the adjustment, and the Exercise Price shall be adjusted pursuant to Section 4.7.
4.2 Dividends Payable Other than in Common Stock or Common Stock Equivalents; Redemptions. If the Company declares or pays any dividend or makes any distribution with respect to shares of its Common Stock other than any dividend or distribution paid or payable in shares of Common Stock or Common Stock Equivalents or if the Company or any Affiliate thereof makes any redemptions, purchases or other acquisitions of Common Stock or Common Stock equivalents, the Holder shall promptly receive the cash, stock, securities or property to which the Holder would have been entitled by way of (i) dividends and distributions if the Holder had exercised this Warrant in full immediately prior to the declaration of such dividend or the making of such distribution so as to be entitled thereto and (ii) redemption, purchase or other acquisition if the Holder had exercised this Warrant in full immediately prior to the such redemption, purchase or other acquisition and such redemption, purchase or other acquisition had been consummated on a pro rata basis among all holders of Common Stock (after giving effect to such exercise of the Warrant).

4.3 Reorganization, Reclassification, Merger, Consolidation, or Disposition of Assets.
If the Company reorganizes its capital, reclassifies its capital stock, merges or consolidates with or into another Person (where the Company is not the surviving Person or where there is any change whatsoever in, or distribution with respect to, the outstanding Common Stock of the Company), or sells, transfers or otherwise disposes of all or substantially all of the assets of the Company and its Subsidiaries, on a consolidated basis, to another Person and, pursuant to the terms of such reorganization, reclassification, merger, consolidation, or disposition of assets, cash, securities or property are to be received by or distributed to the holders of Common Stock of the Company who are holders immediately prior to such transaction, then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the cash, securities or property receivable by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event. In the case of any such reorganization, reclassification, merger, consolidation or disposition of assets, any successor or acquiring Person (other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities of the Company hereunder and, upon the Holder tendering this Warrant for cancellation, shall issue a replacement Warrant containing substantially the same provisions as this Warrant, but containing appropriate changes due to such event (such as changes to the name of the issuing company and equitable changes to the Warrant Number due to the occurrence of such event). The foregoing provisions of this Section 4.3 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or dispositions of assets.
4.4 Dissolution, Liquidation and Winding Up.
In case the Company, at any time prior to the exercise in full of this Warrant, dissolves, liquidates or winds up its affairs, the Holder shall have the right to receive upon exercise of this Warrant, in lieu of the shares of Common Stock that such Holder would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to such Holder upon any such dissolution, liquidation or winding up with respect to such shares of Common Stock had such Holder been the holder of record of such shares of Common Stock receivable upon the exercise of this Warrant on the record date for the determination of those Persons entitled to receive any such liquidating distribution, provided, however, that the Holder shall not in any case be required to assume or be obligated in respect of any liabilities of the Company.
4.5 Certain Acquisitions by the Company.
(a) In the event that the Required Investors (as defined under the Investment Agreement) fail to give their consent or approval of an Acquisition by any Company Party for which their consent or approval is necessary under the Investment Agreement, then at the written election of the Company delivered to the Holder at or prior to the time of consummation of the Acquisition, the Warrant Number (less the number of shares of Common Stock with respect to which the Warrant has been exercised) shall be reduced at (and only at) the time of consummation of such Acquisition to a number equal to (i) the Warrant Number immediately before consummation of such Acquisition, multiplied by (ii) 0.40, and the Holder’s rights corresponding to such shares of Common Stock shall be cancelled in full.

4.6 Dilutive Issuances.
(a) If at any time the Company issues or sells any shares of Common Stock in a Subsequent Issuance to Brent Kopenhaver or Mark Alsentzer (other than (i) an Exempt Issuance or (ii) any portion of such Subsequent Issuance with respect to which the Holder has purchased Common Stock upon exercise of its preemptive rights pursuant to Section 5.1 (clauses (i) and (ii) collectively, the “Excluded Portion”)) for consideration per share less than the Fair Market Value Per Share (determined pursuant to the procedures set forth in Section 7.2(e)) immediately prior to the time of such Subsequent Issuance, then the Warrant Number shall be adjusted by multiplying the Warrant Number immediately prior thereto by a fraction, the numerator of which shall be the total number of shares of Outstanding Common Stock immediately after such Subsequent Issuance (other than the Excluded Portion) and the denominator of which shall be the sum of the number of shares of Outstanding Common Stock immediately prior to such Subsequent Issuance plus the number of shares of Common Stock that the aggregate consideration received for such Subsequent Issuance (other than the Excluded Portion) would purchase at the Fair Market Value Per Share (determined pursuant to the procedures set forth in Section 7.2(e)) in effect immediately prior to the time of such Subsequent Issuance.
(b) In the event that the Company at any time issues, sells or grants any Common Stock Equivalents in a Subsequent Issuance to Brent Kopenhaver or Mark Alsentzer (other than (i) an Exempt Issuance or (ii) any portion of the Subsequent Issuance with respect to which the Holder has purchased Common Stock Equivalents upon exercise of its preemptive rights pursuant to Section 5.1 corresponding to the proportionate amount of the preemptive right in respect of which such purchase is made), then, for purposes of this Section 4.6, the Company shall be deemed to have issued at that time, pursuant to Section 4.6(a), a number of shares of Common Stock equal to the maximum number of shares of Common Stock that are or shall become issuable upon the exercise of the purchase, conversion or exchange rights associated with such Common Stock Equivalents for consideration per share equal to (i) the sum of the aggregate consideration per share received by the Company in connection with the issuance, sale or grant of such Common Stock Equivalents, plus (ii) the minimum amount of consideration per share receivable by the Company in connection with the exercise of such Common Stock Equivalents. If, at any time after any adjustment of the Warrant Number shall have been made pursuant to Section 4.6(a) as the result of any issuance, sale or grant of any Common Stock Equivalents, any of such Common Stock Equivalents or the rights of purchase, conversion or exchange associated therewith shall expire, the Warrant Number then in effect shall be decreased to the Warrant Number that would have been in effect if such expiring Common Stock Equivalents or rights of purchase, conversion or exchange had never been issued. Similarly, if, at any time after any such adjustment of the Warrant Number shall have been made pursuant to Section 4.6(a), there is a change in (x) the consideration received or to be received by the Company in connection with the issuance or exercise of such Common Stock Equivalents, or (y) the conversion ratio applicable to such Common Stock Equivalents so that a different number shares of Common Stock shall be issuable upon the conversion or exchange thereof, the Warrant Number then in effect shall be readjusted to the Warrant Number that would have been in effect had such changes taken place at the time that such Common Stock Equivalents were initially issued, granted or sold. In no event shall any readjustment under this Section 4.6(a) affect the validity of any Warrant Shares issued upon any exercise of this Warrant prior to such readjustment. To the extent that an adjustment to the Warrant Number is made pursuant to Section 4.6(a), upon the issuance of Common Stock Equivalents, no further adjustment shall be made pursuant to Section 4.6(a) upon the issuance of Common Stock upon exercise or conversion of such Common Stock Equivalents.

4.7 Adjustment of Exercise Price.
Upon any adjustment of the Warrant Number as provided in Sections 4.1 or 4.6, the Exercise Price Per Share shall be adjusted to be equal to the product of (i) the Exercise Price in effect immediately prior to such adjustment multiplied by (ii) the quotient of the Warrant Number in effect immediately prior to such adjustment divided by the Warrant Number in effect immediately after such adjustment.
4.8 Determination of Adjustments.
(a) Upon any event that shall require an adjustment pursuant to this Article IV, the Company shall promptly calculate such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth, in reasonable detail, such adjustment, the method of calculation thereof and the facts upon which such adjustment is based, including a statement of (i) the number of shares of Common Stock then outstanding and (ii) the Warrant Number, both as in effect immediately prior to such adjustment and as adjusted on account thereof. The Company shall promptly mail a copy of each such certificate to the Holder. In the event that the Holder objects to the computation of such adjustment prepared by the Company within 20 Business Days after receipt thereof, the Company shall promptly cause a firm of independent certified public accountants of regionally or nationally recognized standing reasonably acceptable to the Holder to calculate such adjustment and mail a copy of such calculation to the Holder. Such calculation by such accountant shall be conclusive and binding upon all parties. The Company shall keep at its principal office copies of all such certificates and cause the same to be available for inspection at such office during normal business hours by the Holder or any prospective transferee hereof designated by the Holder.
(b) For purposes of this Article IV, the consideration received or receivable by the Company in connection with the issuance, sale, grant or exercise of additional shares of Common Stock or Common Stock Equivalents, irrespective of the accounting treatment of such consideration, shall be valued as follows:
(1) Cash Payment. In the case of cash, the amount received by the Company for such issuance, sale, grant or exercise.
(2) Securities or Other Property. In the case of securities or other property, the fair market value thereof as of the date immediately preceding such issuance, sale, grant or exercise as reasonably determined in good faith by the board of directors of the Company.

(3) Allocation Related to Common Stock. In the event shares of Common Stock are issued or sold together with other securities or other assets of the Company for a consideration that covers both, the consideration received (calculated as provided in (1) and (2) above) shall be allocable to such shares of Common Stock as reasonably determined in good faith by the board of directors of the Company.
(4) Allocation Related to Common Stock Equivalents. In case any Common Stock Equivalents shall be issued or sold together with other securities or other assets of the Company, together constituting one integral transaction in which no specific consideration is allocated to the Common Stock Equivalents, the consideration allocable to such Common Stock Equivalents shall be determined in good faith by the board of directors of the Company.
(5) Merger or Consolidation. In case any shares of Common Stock or Common Stock Equivalents shall be issued or granted in connection with any merger or combination in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the assets and business of the nonsurviving corporation attributable to such Common Stock or Common Stock Equivalents, as reasonably determined in good faith by the Company’s board of directors.
(c) The following additional provisions shall be applicable to the adjustments provided for pursuant to this Article IV:
(1) When Adjustments to be Made. The adjustments required by this Article IV shall be made whenever and as often as any specified event requiring such an adjustment shall occur and shall be effective (A) in the case of any dividend or distribution of Common Stock to the holders of Common Stock, immediately after the close of business on the date such dividend or distribution is actually made by the Company, and (B) in the case of any other specified event, at the close of business on the date of such specified event.
(2) Fractional Interests. In computing adjustments under this Article IV, fractional interests in Common Stock shall be taken into account to five decimal places.
(3) Maximum Exercise Price. At no time shall the Exercise Price Per Share of Common Stock exceed the amount set forth in the introductory paragraph of this Warrant except as the proper result of an adjustment pursuant to this Article IV.
(4) Certain Limitations. Notwithstanding anything herein to the contrary, the Company agrees not to adjust upward the par value per share of its Common Stock and not to enter into any transaction that, by reason of any adjustment hereunder, would cause the Exercise Price Per Share to be less than the par value per share of its Common Stock.
(5) Independent Application. Except as otherwise provided herein, all sections and subsections of this Article IV are intended to operate independently of one another (but without duplication). If an event occurs that requires the application of more than one section or subsection, all applicable sections and subsections shall be given independent effect.

ARTICLE V
PREEMPTIVE RIGHTS
5.1 Preemptive Rights. The Company shall not issue, sell or exchange, or agree to issue, sell or exchange, any shares of Common Stock or Common Stock Equivalents (other than with respect to Exempt Issuances) unless, in each case, the Company shall have first given written notice to the Holder (i) stating the Company’s intention to make such issuance, sale or exchange, the amount to be issued, sold or exchanged, the purchase price, and a summary of the other material terms of the proposed issuance, sale or exchange, and (ii) offering to issue to the Holder its pro rata share of the Common Stock or Common Stock Equivalents being issued on the terms set forth in such notice. In determining the Holder’s pro rata share of Common Stock or Common Stock Equivalents being issued for purposes of this Section 5.1, all Common Stock Equivalents (including without limitation all Warrants) shall be deemed to have been exercised or converted into Common Stock. Such preemptive offer by its terms shall remain open and irrevocable for a period of at least 20 days from the date it is delivered by the Company to the Holder. Notice of the Holder’s intention to accept a preemptive offer, in whole or in part, shall be evidenced by a writing signed by the Holder and delivered to the Company prior to the end of the offer period, setting forth the amount of Common Stock or Common Stock Equivalents that the Holder elects to make subject to such warrant. In the event that the Holder does not deliver such a notice of acceptance, or elects in such notice not to accept all of its pro rata share of the Common Stock or Common Stock Equivalents subject to the preemptive offer, the Company shall have 20 Business Days following the last date on which such a notice of acceptance can be validly delivered to issue, sell or exchange all or any part of such remaining offered Common Stock or Common Stock Equivalents not covered by the notice of acceptance to any other Person or Persons, but only upon terms and conditions in all respects that are no more favorable to such other Person or Persons, or less favorable to the Company, than those set forth in the preemptive offer. If the Company does not consummate the issuance of all or part of the remaining Common Stock or Common Stock Equivalents subject to the preemptive offer to such other Person or Persons within such period, the right provided hereunder shall be deemed to be revived and such Common Stock or Common Stock Equivalents shall not be offered unless first reoffered to the Holder in accordance with this Article VI. Upon the issuance, sale or exchange to or with such other Person or Persons of all or part of the remaining Common Stock or Common Stock Equivalents covered by the preemptive offer, the Company shall issue to the Holder the Common Stock or Common Stock Equivalents covered by the notice of acceptance delivered to the Company by the Holder, on the terms specified in the preemptive offer.

ARTICLE VI
CERTAIN COVENANTS OF THE COMPANY
6.1 No Impairment.
The Company shall not seek to avoid the observance or performance of any of the terms of this Warrant, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder consistent with the terms of this Warrant. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Warrant, the Company (i) shall take all such action as may be necessary or appropriate so that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant from time to time (including any changes to the par value per share of the Common Stock in the event that the Exercise Price Per Share is less than the par value per share of Common Stock), (ii) shall not effect a Fundamental Asset Transaction with, or consolidate with or merge into any other Person or permit any Person to consolidate with or merge into the Company (if the Company is not the surviving corporation), unless such other Person shall expressly assume in writing and agree to be bound by all the terms of this Warrant as provided herein, and (iii) shall use its reasonable efforts to obtain or cooperate with the Holder to obtain all such authorizations, exemptions or consents from any governmental or regulatory authority having jurisdiction as may be necessary to enable the Company to perform, and the Holder to receive the benefits of, the Company’s obligations under this Warrant (including without limitation any filings, approval or consent required under the Hart-Scott-Rodino Act of 1976, as amended), and the Company shall pay all filing fees associated with obtaining such authorizations, exemptions or consents.
6.2 Reservation and Registration of Shares.
The Company shall reserve and set apart and have at all times, free from preemptive rights, a number of shares of authorized but unissued Common Stock or other securities or property deliverable upon the exercise of this Warrant sufficient to permit the exercise in full of this Warrant. The Company shall obtain all authorizations, exemptions and consents applicable to the Company as may be necessary from any governmental or regulatory authority to give effect to any adjustment to the Warrant Number or Exercise Price hereunder. If any shares of Common Stock required to be reserved for the purposes of exercise of this Warrant require registration with or approval of any governmental authority applicable to the Company under any federal or state law (other than federal and state securities laws) before such shares may be issued upon exercise of this Warrant, the Company shall, at its expense and as expeditiously as possible, cause such shares to be duly registered or approved, as the case may be. The Company shall not at any time, except upon dissolution, liquidation or winding up of the Company in compliance with Section 4.4, close its stock transfer books or warrant transfer books so as to result in preventing or delaying the exercise or transfer of this Warrant.

6.3 Information Rights; Notice; Inspection.
(a) Except while the Company is a Reporting Company (but subject to the requirements of the Holder under the Small Business Investment Act of 1957, as amended, and the rules and regulations promulgated thereunder), so long as any of the Warrants or Warrant Shares are outstanding (except as set forth in Section 6.5 below), the Company shall furnish to the Holder:
(1) As soon as available and in any event within 30 days after the end of each fiscal month, beginning with the first month for which such financial statements were not delivered as of the Original Issue Date, unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal month and unaudited consolidated and consolidating statements of income, cash flows for the Company and its Subsidiaries for the fiscal month then ended and for that portion of the fiscal year then ended, in each case setting forth comparative consolidated and consolidating figures as of the end of and for the corresponding period in the preceding fiscal year together with comparative budgeted figures for the fiscal period then ended, all in reasonable detail and all certified on behalf of the Company by an appropriate Responsible Officer as being prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding month or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such month;
(2) As soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year, beginning with the first fiscal quarter for which such financial statements were not delivered as of the Original Issue Date, unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal quarter and unaudited consolidated and consolidating statements of income, cash flows and stockholders’ equity for the Company and its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative consolidated and consolidating figures as of the end of and for the corresponding period in the preceding fiscal year together with comparative budgeted figures for the fiscal period then ended, all in reasonable detail and all certified on behalf of the Company by an appropriate Responsible Officer as being prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter;

(3) As soon as available and in any event within 90 days after the end of each fiscal year, beginning with fiscal year 2007, an audited consolidated and unaudited consolidating balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related audited consolidated and unaudited consolidating statements of income, cash flows and stockholders’ equity for the Company and its Subsidiaries for the fiscal year then ended, including the notes thereto, in each case setting forth comparative consolidated and unaudited consolidating figures as of the end of and for the preceding fiscal year for the fiscal year then ended, all in reasonable detail and, with respect to the audited statements, certified by the independent certified public accounting firm regularly retained by the Company or another independent certified public accounting firm of recognized standing reasonably acceptable to the holders of at least a majority of the Warrant Shares (assuming full exercise thereof), together with (y) a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly in all material respects the consolidated and unaudited consolidating financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year and (z) a letter from such accountants to the effect that, based on and in connection with their examination of the financial statements of the Company and its Subsidiaries, they obtained no knowledge of the occurrence or existence of any Event of Noncompliance relating to accounting or financial reporting matters (which certificate may be limited to the extent required by accounting rules or guidelines), or a statement specifying the nature and period of existence of any such Event of Noncompliance disclosed by their audit; and
(4) Concurrently with each delivery of the financial statements described in the foregoing clauses (1), (2) and (3), a management’s discussion and analysis report in such form as may be acceptable to the Holder, regarding such topics as the Company’s financial condition and results of operations; financial projections; acquisitions, expansions and capital expenditures; regulatory and legal updates; industry changes and updates; and management. Following the delivery of such report, the Company shall promptly provide such additional information regarding such report and the items contained or described therein as may be reasonably requested by the Holder, including without limitation the information contemplated by Section 5.1(e) and Section 5.2 of the Investment Agreement.
(b) Except while the Company is a Reporting Company (but subject to the requirements of the Holder under the Small Business Investment Act of 1957, as amended, and the rules and regulations promulgated thereunder), so long as any of the Warrants or Warrant Shares are outstanding (except as set forth in Section 6.5 below), the Company shall deliver to the Holder such information, reports and documents as are delivered to the stockholders of the Company or its Subsidiaries.
(c) So long as any of the Warrants or Warrant Shares are outstanding (except as set forth in Section 6.5 below), the Company shall give prior written notice to the Holder of any amendment to or modification of the Company’s articles or certificate of incorporation or by-laws, its issuance of any Common Stock or Common Stock Equivalents (other than an Exempt Issuance), redemption of any equity securities, its payment of any cash dividends, any transaction involving the sale of all or substantially all of the Company’s assets, any Fundamental Asset Transaction, any merger, consolidation or combination transaction involving the Company, any material transactions with affiliates of the Company, and any bankruptcy proceeding involving the Company or its subsidiaries.

(d) So long as any of the Warrants or Warrant Shares are outstanding (except as set forth in Section 6.5 below), the Company shall permit officers and designated representatives of the Holder to visit and discuss the affairs, finances and accounts of the Company and of any of its Subsidiaries, all at such reasonable times and intervals and to such reasonable extent as the Holder may request.
6.4 Transactions with Affiliates.
Except while the Company is a Qualified Public Company, for so long as this Warrant and any Warrant Shares remain outstanding (except as set forth in Section 6.5 below), the Company shall not, and shall not permit or cause any of its Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property, issuance of Common Stock or Common Stock Equivalents, or the rendering of any service) with or involving any officer, director, stockholder or Affiliate of the Company or any of its Subsidiaries, except in the ordinary course of its business and upon fair and reasonable terms that are no less favorable to it than it would be obtained in a comparable arm’s length transaction with a Person other than an Affiliate of the Company or any of its Subsidiaries; provided, however, that nothing contained in this Section 6.4 shall prohibit:
(1) transactions, if any, described on Schedule 7.6 of the Investment Agreement as in effect on the Original Issue Date (and any renewals or replacements thereof on terms not in the aggregate materially more disadvantageous to the Company and its Subsidiaries) or otherwise expressly permitted under this Warrant;
(2) issuance of Reserved Compensation Securities; and
(3) the payment by the Borrower of reasonable compensation and benefits to its directors, officers and employees (provided that directors’ fees and expenses paid in cash shall not exceed, in any event, $25,000 in aggregate during any fiscal year).
6.5 Lapse of Certain Rights.
Notwithstanding anything to the contrary contained herein, the provisions of Section 6.3 (Information Rights; Notice; Inspection) and Section 6.4 (Transactions with Affiliates) shall cease to be applicable to (i) any and all Warrant Shares that are transferred by the Investor or any subsequent holder thereof to any other Person in a sale on the open public market and (ii) all Warrants and Warrant Shares upon the occurrence of the Private Investor Group (as defined below) holding less than 10% of the Warrant Shares (assuming complete exercise of the Warrant) into which the original Warrant is exercisable on the Original Issue Date, subject to equitable adjustment for stock splits, stock dividends and similar events. “Private Investor Group” shall mean the Investor and any and all Persons to which the Warrant and/or Warrant Shares are transferred from time to time in transactions other than sales on the open public market, provided that after a Warrant Share is transferred in a sale on the open public market by the Investor or any subsequent holder thereof, such Warrant Share shall never again be deemed held by the Private Investor Group even if subsequently reacquired by the Investor or any other Person that is or was included within the Private Investor Group.

ARTICLE VII
PUT OPTION
7.1 Put Option.
From and after the occurrence of a Triggering Event (except while the Company is a Qualified Public Company), at the election of the Majority Holders, the Holders shall have the right to sell to the Company, and the Company shall purchase from the Holder, all (but not less than all) of this Warrant and any Warrant Shares at an amount equal to the product of the Purchase Price, determined as of the date of the Put Notice (as defined below), multiplied by the number of Warrant Shares for which this Warrant may be exercised (such right, a “Put Right”). The Company shall be required to purchase the Warrant and Warrant Shares upon the delivery by the Holder of written notice (each such notice, a “Put Notice”) evidencing the Holder’s desire to exercise the foregoing put right and setting forth the Warrant and Warrant Shares subject to the Put Notice, and the Company shall deliver to such Holder payment for the Warrant and Warrant Shares being sold. The Company shall give a copy of each such Put Notice to all other Holders of the Warrants and Warrant Shares and shall give notice to each such other Holder that such other Holder has the right to exercise its put right by giving written notice of exercise to the Company within 30 days of its receipt of such Put Notice. In the event that any such other Holder does not elect to exercise its Put Right, such other Holder shall not have any subsequent right to exercise the Put Right..
7.2 Payment Upon Exercise of Put Option.
(a) Payment shall be made at a closing in cash or in immediately available funds. The closing (other than a delayed closing as set forth in Section 7.2(c)) shall take place on a date mutually agreed upon by the Holder and the Company, not more than 30 days after the final determination of Fair Market Value Per Share under such Section). Delayed closings, if any, shall take place on such dates as specified in Section 7.2(c).
(b) At any closing, the Holder shall deliver the Warrant and Warrant Shares, properly assigned or endorsed, to the Company. If the Warrant or any Warrant Shares shall be purchased only in part, the Company shall then deliver to the Holder a new Warrant evidencing the right to purchase the remaining Warrant Shares called for by such Warrant or stock certificate representing the remaining Warrant Shares held by the Holder of this Warrant. Any such new Warrant or stock certificate shall in all other respects be identical to the Warrant or stock certificate replaced; or, at the request of the Holder, appropriate notation may be made on such Warrant or stock certificate and the same returned to the Holder.
(c) If the Company is unable to pay for all of the Warrant or Warrant Shares that it is required to purchase following a Put Notice (taken together with all other Warrants and Warrant Shares subject to a similar put notice), the Company shall, not later than five Business Days after its receipt of each such Put Notice, notify the Holder in writing of such fact, such notice to include an explanation in reasonable detail of the basis for such inability to purchase and a statement of the portion of the Warrants (expressed in terms of underlying Warrant Shares) and Warrant Shares that it may pay for at such time. The Holder may elect at any time thereafter to withdraw such exercise in part or in whole (provided, that such election to withdraw in full shall be deemed to have preserved the Holder’s Put Right for exercise at a later time).

In the event no such withdrawal is made, the Company shall pay for as much of the Warrant and Warrant Shares subject to the Put Notice for which the Company is able to pay. Any limited payment made in connection with an exercise by the Holder of the Put Right and in connection with the contemporaneous exercise of similar rights in the other Warrants shall be made on a pro rata basis among the Warrants and Warrant Shares subject to the Put Notice and similar notices. The closing for any such limited purchase shall take place as set forth in Section 7.2(a). The Company’s chief financial officer or chief executive officer shall certify to the Holder on a quarterly basis the status of the Company’s inability to complete the purchase of any Warrants and Warrant Shares with respect to which a Put Right has been exercised and the measures the Company has theretofore taken or attempted to avoid or cure such violation, breach, default or event of default.
(d) Until the Company has paid for all of this Warrant and Warrant Shares subject to a Put Notice, the Company shall thereafter pay for such of the remaining unpurchased Warrant and Warrant Shares as it is able to pay for from time to time. On the first date on which the Company is able to pay for at least 10% of such remaining unpurchased Warrants and Warrant Shares, the Company shall deliver written notice to the Holder of the Company’s ability to pay for such remaining unpurchased portion of the Warrant and Warrant Shares, which notice shall specify the portion or amount of remaining unpurchased Warrants and Warrant Shares for which the Company is then able to pay and shall state a closing date for such purchase (which shall be no later than 30 days after the date of such notice or, in the case of a determination of Fair Market Value Per Share that is challenged pursuant to Section 8.1, within 30 days of the final determination of Fair Market Value Per Share under such Section). The applicable Purchase Price shall be the Purchase Price determined as of the date of the initial Put Notice, plus interest from such date to the date of actual purchase, at a rate per annum equal to the floating rate which shall change, from time to time, as published as the average prime rate charged by money center banks in the Wall Street Journal, Eastern Edition, compounded on a quarterly basis.
(e) The Purchase Price for the sale of Warrants and Warrant Shares pursuant to this ARTICLE VII shall be determined, as of any date of determination, as follows:
(1) The Company (with the approval of its board of directors), shall propose an estimate of the Purchase Price in the Company’s response to the Put Notice.
(2) Unless within 20 days after the date of delivery of the Estimate to the Holder, the Holder shall have notified the Company in writing (a “Notice of Disagreement”) that the Holder disagrees with the estimate of the Purchase Price, such estimate shall constitute the Purchase Price for the Warrant and Warrant Shares being sold.

(3) In the event the Holder timely delivers a Notice of Disagreement, the Holder and the Company shall, during the 30-day period following the date of the Notice of Disagreement, negotiate in good faith in an effort to agree on the Purchase Price. If at the end of this 30-day period such negotiating parties shall have been unable to reach agreement, then, within 45 days of the date of the Notice of Disagreement, both the Holder and the Company shall engage an unaffiliated investment banking or other appraisal firm with regional or national recognition for and experience in performing valuations of ongoing businesses within the Company’s industry (each, an “Advocate Appraiser”) and shall notify the other party in writing of the name and address of its Advocate Appraiser. Each Advocate Appraiser shall prepare its own determination of the Purchase Price as of the date of determination and shall communicate such determination to each of such parties in writing, together with a report (the “Advocate Appraiser Report”) describing in reasonable detail the procedures used and assumptions relied upon in making such determination. The Advocate Appraisers shall deliver their Advocate Appraiser Reports as soon as reasonably possible, but in any event within 60 days of the date of the Notice of Disagreement. In the event either such party fails to appoint its advocate and notify the other party in writing of the name and address of its Advocate Appraiser within 45 days of the Notice of Disagreement, then the determination of the Purchase Price provided in the other party’s Advocate Appraiser Report shall constitute the Purchase Price and the party failing so to appoint its Advocate Appraiser (or provide such notice) shall be deemed to have accepted such Purchase Price determination.
(4) Within 30 days following delivery of the Advocate Appraiser Reports, the Advocate Appraisers shall jointly select a third appraiser (the “Neutral Appraiser”), notify such parties in writing of the name and address of such Neutral Appraiser, and provide to such Neutral Appraiser copies of the Advocate Appraiser Reports. The Neutral Appraiser shall be a reputable investment banking firm or other valuation firm and shall have national recognition for and experience in performing valuations of ongoing businesses. If the Advocate Appraisers fail to select a Neutral Appraiser by such date, then either such party may initiate an arbitration proceeding with a single arbitrator in accordance with the rules of the American Arbitration Association, and the arbitrator in such proceeding shall appoint the Neutral Appraiser. Within 30 days following the appointment of the Neutral Appraiser shall prepare its determination of the Purchase Price as of the date of determination and shall communicate such determination to each of the parties in writing, together with a report describing in reasonable detail the procedures used and assumptions relied upon in making such determination. The final Purchase Price shall be the arithmetic average of the two valuations thus delivered that are closest to each other; provided, however, that in the event one of the three (3) valuations is the arithmetic average of the other two valuations, then the final Purchase Price shall be such arithmetic valuation.
(5) The Holder and the Company shall each be responsible for the engagement of its designated Advocate Appraiser, and for the payment of all fees, expenses, reimbursements and indemnification of such Advocate Appraiser. The Holder and the Company jointly shall be responsible for the engagement of the Neutral Appraiser by the Advocate Appraisers and agree to authorize and use their reasonable best efforts to cause the engagement of any Neutral Appraiser designated pursuant to this Agreement or any similar agreement. The foregoing costs of the Neutral Appraiser shall be paid one-half by the Company and one-half by the Holder.

(6) The Company and the Holder shall promptly provide such financial and other information about the Company and it subsidiaries as is reasonably requested by the appraisers referenced above for the purposes of conducting their appraisals.
ARTICLE VIII
MISCELLANEOUS
8.1 Remedies.
The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights provided under this Warrant. The Company agrees that monetary damages may not be adequate compensation for any loss incurred by reason of a breach by the Company of the provisions of this Warrant and hereby agrees, in an action for specific performance, to waive the defense that a remedy at law would be adequate. No remedy conferred in this Warrant upon any such Holder is intended to be exclusive of any other remedy available to such Holder, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise. No course of dealing or any delay or failure to exercise any right hereunder on the part of any such Holder shall operate as a waiver of such right or otherwise prejudice the rights, powers or remedies of such Holder.
8.2 Limitation of Liability.
No provision of this Warrant shall be construed as conferring upon the Holder the right to vote, consent, receive dividends or receive notice or any other rights of a stockholder of the Company other than as herein expressly provided. No provision hereof and no enumeration herein of the rights or privileges of the Holder shall give rise to (i) any liability of such Holder for the purchase price of any Warrant Shares or as a stockholder of the Company, except upon proper exercise of the Warrant by the Holder, or (ii) any other liability of the Holder, whether such liability is asserted by the Company or by creditors of the Company.
8.3 Replacement of Warrants.
Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity (or, in the case of the original Holder hereof or any financial institution to which this Warrant or any portion hereof may be transferred, an unsecured indemnity agreement) in such form and amount as shall be reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender for cancellation of this Warrant, the Company at its expense shall make and deliver a new Warrant of like tenor in lieu hereof.

8.4 Notices.
All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Warrant shall be in writing and shall be deemed to have been given when delivered personally or by facsimile transmission, overnight delivery service, or certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications shall be sent to the Holder and the Company, as applicable, at its address indicated below or to such other address or to the attention of such other Person as may be substituted by notice given as herein provided:
Holder:
190 S. LaSalle Street
Suite 2140
Chicago, IL 60603
Attention : Fidus Capital
Fax: (312) 284-5212
Company:
Pure Earth, Inc.
One Neshaminy Interplex
Suite 201
Trevose, PA 19053
Attn: Brent Kopenhaver
Fax: (215) 639-8756
8.5 Reliance Upon Copies.
Other than for purposes of exercising this Warrant for the issuance of shares of Common Stock of the Company, the Holder and the Company may rely upon a copy of this document for the enforcement of all rights granted hereunder.
8.6 Successors and Assigns.
Subject to the provisions of Section 3.1, this Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the permitted successors, assigns and transferees of the Holder. The provisions of this Warrant are intended to be for the benefit of each Holder from time to time of this Warrant and, to the extent applicable, all Holders of Warrant Shares issued upon the exercise hereof (including transferees), and shall be enforceable by any such Holder.
8.7 Amendments, Waivers.
Neither this Warrant nor any term or provision hereof may be amended, modified, waived or terminated except by a written instrument signed by the Company and the Holder.

8.8 Governing Law.
This Warrant shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York, without giving effect to the conflict of laws provisions thereof.
8.9 Headings; Cross References.
The headings of the various sections and subsections of this Warrant have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Unless otherwise specified or unless the context otherwise requires, all references herein to sections, articles, annexes, schedules and exhibits are references to sections, articles, annexes, schedules and exhibits in and to this Warrant.
8.10 Severability.
To the extent any provision of this Warrant is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Warrant in any jurisdiction.
8.11 Survival of Warrant.
Notwithstanding anything else to the contrary contained in this Warrant, the provisions hereof applicable to Warrant Shares shall survive and be applicable to such Warrant Shares from and after any exercise of the Warrant.
8.12 No Effect on Other Relationships.
Notwithstanding anything herein to the contrary, nothing contained in this Warrant shall affect, limit or impair the rights and remedies of the Holder in its capacity as a investor in the Company or any of its subsidiaries pursuant to any agreement under which the Company or any of its subsidiaries has borrowed money or purchased capital stock of the Company. Without limiting the generality of the foregoing, the Holder, in exercising its rights as an investor shall have no duty to consider its status as a direct or indirect equity holder of the Company, the interests of the Company, or any duty it may have to any other direct or indirect stockholder of the Company, except as may be required under the applicable investment documents or applicable law.
8.13 Subordination; Payment Restrictions.
(a) Any payment to holders of the Warrants and Warrant Shares from the Company or any of its Subsidiaries on account of obligations under this Warrant (the “Subordinated Obligations”) is hereby expressly subordinated to the extent and in the manner set forth in this Section 8.13 to the payment in full of the indebtedness (the “Indebtedness”) of the Company to Wells Fargo Bank, National Association (“Wells Fargo”), under a Credit and Security Agreement dated as of October 24, 2006, as amended, by and between the Company, Wells Fargo, as agent, and the lenders thereunder from time to time and (such lenders collectively, the “Senior Lenders”) as the same may hereafter be further amended, supplemented or restated from time to time (the “Credit Agreement”).  The payment rights of each Investor shall continue to be subordinated to the Indebtedness on the terms set forth in this Agreement even if the Indebtedness is deemed unsecured, under-secured, subordinated, avoided or disallowed under the United States Bankruptcy Code or other applicable law.

(b) Until all of the Indebtedness has been paid in full, no Investor shall, without the prior written consent of the Senior Lenders holding a majority of the Indebtedness, receive or accept any payment from the Company under or on account of the obligations under the Investment Documents, or exercise any right of or permit any setoff with respect to the Subordinated Obligations, except that the Investors may accept (i) scheduled quarterly dividends (but not prepayments) to be paid under the Certificate of Designations, Preferences and Rights of Series B Preferred Stock of Pure Earth, Inc. of even date herewith, except upon the occurrence and during the continuance of an event of default under the Credit Agreement either immediately before or following any such payment and (ii) any payment made out of funds held in any New Equity Account (as defined in the Credit Agreement as in effect on the date hereof).
(c) If any Investor receives any payment that the Investor is not entitled to receive under the provisions of this Agreement, the Investor will hold the amount so received in trust for the Senior Lenders and will forthwith turn over such payment to the Senior Lenders in the form received (except for the endorsement of the Investor where necessary) for application to the Indebtedness (whether or not due), in such manner of application as the Senior Lenders may deem appropriate. If an Investor exercises any right of setoff which the Investor is not permitted to exercise under the provisions of this Agreement, the Investor will promptly pay over to the Senior Lenders, in immediately available funds, an amount equal to the amount of the claims or obligations offset.
(d) Each Senior Lender shall be a third party beneficiary entitled to enforce the provisions of this Section 8.13.
(e) Upon the Company’s entry into any other secured credit facility in replacement of or in addition to the Indebtedness, whether with the Senior Lenders or one or more substitute lenders, each Investor agrees to enter into documentation with the Company and such lenders providing the lenders with substantially the same subordination and other rights as are held by the Senior Lenders pursuant to this Section 8.13.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officers as of the date first above written.

PURE EARTH, INC.
By:	/s/ Mark Alsentzer
	Name:	Mark Alsentzer
	Title:	President & CEO

EXHIBIT A
Form of Election to Purchase Shares of Common Stock
The undersigned hereby irrevocably elects to exercise the Warrant to purchase  _____  shares of Common Stock (the “Common Stock”) of Pure Earth, Inc. and hereby [makes payment therefor by the surrender pursuant to Section 2.3(d) of the Warrant of a portion of the Warrant other than that portion being exercised] [makes payment therefor by application pursuant to Section 2.3(d) of the Warrant of $                     of                      [describe securities of the Company being surrendered]]. The undersigned hereby requests that certificates for such shares be issued and delivered as follows:

ISSUED TO:

(NAME)

(ADDRESS, INCLUDING ZIP CODE)

DELIVER TO:

(NAME)

(ADDRESS, INCLUDING ZIP CODE)
If the number of shares of Common Stock purchased hereby is less than the number of shares of Common Stock covered by the Warrant, the undersigned requests that a new Warrant representing the number of shares of Common Stock not purchased be issued and delivered as follows:

ISSUED TO:

(NAME)

(ADDRESS, INCLUDING ZIP CODE)

DELIVER TO:

(NAME)

(ADDRESS, INCLUDING ZIP CODE)

Dated: __, _____.	[NAME OF HOLDER1]

By:
Name:
Title:

[1]	Name of Holder must conform in all respects to name of holder as specified on the face of the Warrant.

A-1

EXHIBIT B
Form of Assignment
FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned to purchase shares of Common Stock of Pure Earth, Inc. represented by the Warrant, with respect to the number of shares of such Common Stock set forth below:

Name of Assignee	Address	No. of Shares

and does hereby irrevocably constitute and appoint  _____  attorney-in-fact to make such transfer on the books of Pure Earth, Inc. maintained for that purpose, with full power of substitution in the premises.

Dated: __, _____.	[NAME OF HOLDER1]

By:
Name:
Title:

[1]	Name of Holder must conform in all respects to name of holder as specified on the face of the Warrant.

B-1

Appendix I
“Acquisition” means any transaction or series of related transactions, consummated on or after the date hereof, by which any one or more of the Company and any Subsidiaries of the Company acquire (i) any parcel or group of related parcels of real property, (ii) a fixed asset or group of related fixed assets, (iii) the assets of any Person or any going business, division thereof or line of business, or (iv) the Capital Stock, by direct purchase, combination, merger or otherwise, of any Person.
“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “in control of,” “controlled by” and “under common control with” a Person if such Person possesses, directly or indirectly, power either (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or if not a corporation, a similar governing body or Persons) of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding the foregoing, for all purposes of this Warrant, under no circumstances shall any Holder, or any Holder’s Affiliate, be deemed an Affiliate of the Company.
“Appraiser” has the meaning given to it in Section 8.1.
“Business Day” means any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Chicago, Illinois or Philadelphia, Pennsylvania are authorized or required by law to be closed.
“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.
“Common Stock” means the capital stock of the Company, however designated, that is not limited as to the amount of dividends, or that is not limited as to the amount of distributions upon liquidation or dissolution of the Company.
“Common Stock Equivalents” means any evidences of indebtedness, shares of stock or other securities (including without limitation the Warrants) that are convertible into or exchangeable for, with or without payment of additional consideration in cash or property, shares of Common Stock, and any options, warrants or other securities or rights to subscribe for, purchase or otherwise acquire shares of Common Stock or any of the foregoing, in each case whether or not immediately exercisable.
“Company” has the meaning given to such term in the introductory paragraph hereof.
“Company Parties” means the Company, the Company’s Subsidiaries from time to time, and their respective successors.

“Compensation Securities” means, as of the time of any determination, shares of Common Stock or Common Stock Equivalents issued to employees, officers, directors, consultants or contractors of the Company or its Subsidiaries, whether or not vested or subject to forfeiture.
“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” have correlative meanings.
“Controlled Investment Affiliate” means, with respect to any Person, any other Person (including, without limitation, any fund or investment vehicle) that (i) directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified and (ii) is organized primarily for the purpose of making equity or debt investments in one or more companies.
“Excess Amount” has the meaning given to such term in Section 2.3(d).
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Event of Noncompliance” has the meaning given to it in the Investment Agreement.
“Exempt Issuance” means (i) any issuance of Common Stock for which an adjustment to the Warrant Number has been made under Sections 4.1, 4.2 or 4.3, (ii) the issuance of any Common Stock upon the exercise of Common Stock Equivalents (including without limitation the issuance of Warrant Shares upon exercise of any Warrant) and (iii) the issuance of Reserved Compensation Securities.
“Exercise Notice” has the meaning given to such term in Section 2.3(a).
“Exercise Price” means, with respect to any exercise of this Warrant, an amount equal to the product of (i) the number of Warrant Shares being purchased upon such exercise multiplied by (ii) the Exercise Price Per Share.
“Exercise Price Per Share” means the purchase price per share set forth in Section 2.2, as adjusted pursuant to the provisions hereof as of the time of such exercise or any other date of determination.
“Existing Preferred Stock” means the Company’s Series A Preferred Stock issued for an aggregate purchase price not to exceed $1,000,000 having the terms, rights and preferences in effect under its certificate of incorporation as of the date hereof, as such may be amended, changed, supplemented, restated or otherwise modified in accordance with the terms, rights and preferences applicable to the Preferred Stock.

“Fair Market Value Per Share” means, as of any date of determination:
(a) If the Company is not a Qualified Public Company, (i) the purchase price at which a willing buyer would purchase, and a willing seller would sell, the entire Common Stock of the Company, taken as a whole, with reference to, among other things, the following: (w) the prices at which recent transactions involving companies that would be considered by investment bankers to be comparable to the Company for valuation purposes have been consummated (such transactions to include, but not be limited to, mergers, consolidations, leveraged buyouts, leveraged recapitalizations and other similar transactions), (x) the trading price of the Common Stock and the common equity shares of publicly traded companies (but only to the extent that such companies would be considered by investment bankers to be comparable to the Company for valuation purposes), (y) the historical and projected revenues and net income of the Company, and (z) any particular values, economies, synergies and other factors that investment bankers would customarily take into account in valuing businesses, divided by (ii) the total number of shares of Common Stock outstanding on a fully diluted basis assuming the exercise, conversion or exchange of all Common Stock Equivalents (but excluding Common Stock Equivalents that are not vested or subject to forfeiture); or
(b) If the Company is a Qualified Public Company, the immediately preceding subsection (a) shall not apply; rather, the Fair Market Value Per Share of the Common Stock shall be the Market Price.
With respect to paragraph (a) of this definition, the Fair Market Value Per Share shall be determined without regard to (x) any discount for the lack of marketability or liquidity on the basis of minority interest, (y) any restrictions on transfer of the Common Stock under applicable securities laws or otherwise, and (z) any agreement or document prohibiting or restricting the payment of dividends or stock or option repurchases. If on the date of determination there is then pending a sale of all or substantially all of the Common Stock or assets of the Company, or a merger or similar transaction constituting a Sale of the Company, then notwithstanding the foregoing, the Fair Market Value Per Share shall be the value per share of Common Stock to be realized in such pending transaction.
“Fundamental Asset Transaction” means any sale, assignment, lease, conveyance, exchange, transfer, sale-leaseback or other disposition of more than 50% of the assets, business or properties of the Company and its Subsidiaries, on a consolidated basis, whether in one or a series of related transactions, whether or not in the ordinary course of business and whether or not directly or indirectly or through the sale or other disposition of equity securities of any of the Subsidiaries of the Company.
“GAAP” means generally accepted accounting principles, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained as in effect from time to time.
“Holder” means, with respect to any of the Warrants or Warrant Shares, the Person or Persons in whose name any of such Warrants or Warrant Shares is registered on the books of the Company maintained for such purpose.

“Investment Agreement” means the Investment Agreement, dated as of the Original Issue Date, between the Company and the Investor pursuant to which the Company issued the Preferred Stock, as modified from time to time in accordance with the provisions thereof.
“Investor” has the meaning given to it in the introductory paragraph hereof.
“Key Person Event” means the failure of (i) Brent Kopenhaver to serve as Chief Financial Officer of the Company with at least the duties and responsibilities in all material respects as customarily associated with such position, (ii) Mark Alsentzer to serve as Chief Executive Officer of the Company with at least the duties and responsibilities in all material respects as customarily associated with such position, (iii) each of Brent Kopenhaver and Mark Alsentzer to serve as a director on the board of directors of each of the Company and its Subsidiaries, (iv) Brent Kopenhaver ceasing to beneficially own at least 134,000 shares of Common Stock (subject to equitable adjustment for stock splits, stock dividends and similar events) or (v) Mark Alsentzer ceasing to beneficially own 1,919,000 shares of Common Stock (subject to equitable adjustment for stock splits, stock dividends and similar events).
“Liquidation Event” means the occurrence of a Sale of the Company, a Key Person Event or a Qualified Public Offering.
“Majority Holders” means the Holders of more than 50% of the Warrant Shares (determined as if all outstanding Warrants have been exercised). References herein to the Majority Holders shall mean the Majority Holders at the time of the action or event with respect to which such reference is made.
“Market Price” means, on any date of determination, the average of the closing price of a share of Common Stock on the principal exchange or market on which such share is then trading, if any, or as reported on any composite index that includes such principal exchange, over the 20 trading days prior to the date of such determination on which trading of the Common Stock occurred.
“Original Issue Date” means March 4, 2008.
“Original Warrant” means the Warrant to Purchase Common Stock, Number W-1, issued by the Company to the Investor, exercisable in the aggregate for the number of shares of the Common Stock of the Company indicated on the first page of the Original Warrant.
“Outstanding Common Stock” means, at any date of determination, the sum of all shares of Common Stock issued and outstanding at such date plus all Warrant Shares issuable upon exercise of the Warrants outstanding at such date.
“Person” means any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or any other legal entity.
“Preferred Stock” means the Company’s Series B Preferred Stock issued pursuant to that certain Investment Agreement dated as of the Original Issue Date between the Company and Fidus Mezzanine Capital, L.P.

“Purchase Price” means, as of any date of determination, an amount per Warrant Share equal to the excess of the Fair Market Value Per Share over the Exercise Price Per Share.
“Put Notice” has the meaning given to it in Section 7.1.
“Put Right” has the meaning given to it in Section 7.1.
“Qualified Public Company” means the Company after the consummation of a Qualified Public Offering and so long as it (i) is listed on the NASDAQ or New York Stock Exchange or comparable national securities market, (ii) is covered by a market maker or market specialist and (iii) is registered as a reporting company under the Securities Exchange Act of 1934, as amended, and (iv) current with all public reporting required under such Act.
“Qualified Public Offering” means the consummation of one or more public offerings of Common Stock or Common Stock Equivalents of the Company pursuant to an effective registration statement (other than on Form S-4 or Form S-8) under the Securities Act, (i) in each case underwritten by a regionally or nationally recognized investment bank pursuant to which the Company receives gross cash proceeds (before reduction for underwriting commissions, registration fees and expense and other costs and expenses relating to the offering) of at least $20,000,000 and (ii) that alone or in the aggregate for all such offerings described in the immediately preceding clause (i) have gross cash proceeds (before reduction for underwriting commissions, registration fees and expenses and other costs and expenses relating to such offerings) of at least $50,000,000.
“Reporting Company” means the Company while it is (i) registered as a reporting company under the Securities Exchange Act of 1934, as amended, and (ii) current with all public reporting required under such Act.
“Reserved Compensation Securities” means Compensation Securities representing up to 10% of the issued and outstanding Common Stock (i.e., not calculated on a fully diluted basis assuming the exercise, conversion or exchange of all Common Stock Equivalents) immediately prior to giving effect to this Warrant; provided, however, that no Compensation Securities issued or granted to Brent Kopenhaver and Mark Alsentzer (or their affiliates or related parties) shall constitute Reserved Compensation Securities.
“Sale of the Company” means (i) any Person or group of Persons acting in concert as a partnership or other group becoming, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, the beneficial owner of outstanding Capital Stock of the Company having more than 50% of the Total Voting Power of the Company or (ii) the consummation of a Fundamental Asset Transaction.
“Securities Act” means the Securities Act of 1933, as amended.
“Securityholders Agreement” means that certain Securityholders Agreement, dated as of the Original Issue Date, between the Company and certain of its securityholders, as may be amended, modified, supplemented or restated from time to time.

“Subsequent Issuance” means any sale or issuance by the Company of Common Stock or Common Stock Equivalents after the Original Issue Date.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
“Total Voting Power” means, with respect to any Person, the total number of votes which may be cast in the election of directors of such Person at any meeting of stockholders of such Person if all securities entitled to vote in the election of directors of such Person (on a fully diluted basis, assuming the exercise, conversion or exchange of all rights, warrants, options and securities exercisable for, exchangeable for or convertible into, such voting securities) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).
“Triggering Event” means the (i) the redemption or purchase by the Company or any of its Affiliates of all of the outstanding Preferred Stock, (ii) the occurrence of an event that requires the Company to redeem all of the outstanding Preferred Stock or (iii) an Event of Noncompliance.
“Warrant” means this Warrant to Purchase Common Stock of the Company.
“Warrant Number” has the meaning set forth in the preamble.
“Warrant Shares” means all shares of Common Stock issued or issuable upon exercise of the Warrants and any other or additional shares or securities that may hereafter be issued or issuable upon exercise of the Warrants. For purposes of the Warrants, Warrant Shares shall be deemed issued and outstanding on any date of determination of ownership of Warrant Shares hereunder.
“Warrants” means the Original Warrant and all warrants issued upon transfer, division or combination of, or in substitution for, such Original Warrant or any other such warrant.